UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2009

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

Experimental Station
Route 141 & Henry Clay Road
Building E336
Wilmington, DE	19880
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 18, 2009, Incyte Corporation (“Incyte”) entered into a License, Development and Commercialization Agreement (the “License Agreement”) with Eli Lilly and Company (“Lilly”).

Under the terms of the License Agreement, Lilly received exclusive worldwide development and commercialization rights to Incyte’s oral JAK1/JAK2 inhibitor compound INCB28050, and certain follow on compounds, for inflammatory and autoimmune diseases. Lilly agreed to pay Incyte an initial payment of $90 million, and Incyte is eligible to receive future additional payments if defined development, regulatory and commercialization milestones are achieved and to receive royalties on future sales. Incyte retained an option to co-develop its JAK1/JAK2 inhibitors with Lilly on a compound-by-compound and indication-by-indication basis. Lilly will be responsible for all costs relating to the development and commercialization of the compounds unless Incyte elects to co-develop any compounds or indications. The License Agreement will continue until Lilly no longer has any royalty payment obligations, or if earlier, the termination of the License Agreement in accordance with its terms. The License Agreement may be terminated by Lilly for convenience, and may also be terminated under certain other circumstances, including material breach, as set forth in the License Agreement.

A copy of the press release dated December 21, 2009 relating to the License Agreement is attached hereto as Exhibit 99.1.

Item  9.01              Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press release issued by Incyte Corporation dated December 21, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 21, 2009

INCYTE CORPORATION

By:	/s/ Patricia A. Schreck
Patricia A. Schreck
Executive Vice President and
General Counsel